Exhibit 99

Infinity Property and Casualty Reports 3.6% Growth in Gross Written Premium on
Improved Underwriting and Announces New Share Repurchase Program

          BIRMINGHAM, Ala., Oct. 24 /PRNewswire-FirstCall/ -- Infinity Property and Casualty Corporation (Nasdaq: IPCC), a national provider of personal automobile insurance with a concentration on nonstandard auto insurance, today reported for the third quarter and first nine months of 2006:

	Three Months Ended September 30,				Nine Months Ended September 30,

(in millions, except per share amounts and ratios)	2006	2005	% Change		2006	2005	% Change

Gross written premiums	$238.4	$230.0	3.6%		$727.4	$767.2	(5.2)%
Revenues	$252.0	$262.8	(4.1)%		$757.8	$797.0	(4.9)%
Net earnings	$15.8	$26.7	(40.8)%		$64.9	$74.4	(12.8)%
Net earnings per diluted share	$0.78	$1.28	(39.1)%		$3.13	$3.56	(12.1)%
Operating earnings (1)	$16.7	$18.6	(10.1)%		$65.3	$52.9	23.4%
Operating earnings per diluted share (1)	$0.82	$0.89	(7.9)%		$3.15	$2.53	24.5%
Underwriting income (1)	$13.5	$12.3	9.2%		$62.2	$41.6	49.3%
Combined ratio	94.3%	94.9%	(0.6	)pts	91.2%	94.2%	(3.0	)pts
Book value per share	$32.98	$28.54	15.6%		$32.98	$28.54	15.6%
Return on equity	9.7%	18.3%	(8.6)	pts	13.5%	17.4%	(4.0	)pts
Operating income return on equity (1)	10.3%	12.8%	(2.5)	pts	13.6%	12.4%	1.1	pts
Debt to total capital	23.2%	25.3%	(2.1)	pts	23.2%	25.3%	(2.1	)pts

(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.

(2)

Beginning January 1, 2006, Infinity began including corporate litigation expense on losses, except for class action lawsuits, and bad debt charge-offs on agent balances and premium receivables in underwriting income and the combined ratio.  Information for 2005 has been reclassed to conform to the 2006 presentation.  This reclass had no impact on 2005 shareholders’ equity or net income.

          Gross written premiums for the three months ended September 30, 2006 grew 3.6% compared with the same period of 2005.  Excluding the business assumed from Great American Insurance Company (“GAI”), which is currently in runoff, gross written premiums during the third quarter of 2006 increased 9.8% compared with the third quarter of 2005.

          Revenues for the three months ended September 30, 2006 declined primarily as a result of a 3.2% decline in earned premium.  In addition to a decline in earned premiums, revenues for the nine months ended September 30, 2006 declined as Infinity recognized $22.3 million of realized gains during the first nine months of 2005 compared with $1.8 million of realized losses during the first nine months of 2006.

          Net earnings for the three and nine months ended September 30, 2005 include a $6.9 million tax benefit from the utilization of net capital loss carry-forwards.  In comparison, net earnings for the three and nine months ended September 30, 2006 included tax benefits from the utilization of net capital loss carry-forwards of $0.2 million and $0.7 million, respectively.

          2006 Earnings Guidance

          Infinity is affirming its operating earnings guidance of $3.95-$4.25.

          Share Repurchase Program

          Infinity’s Board of Directors has authorized a new program to repurchase shares up to $100 million over two years following the completion of the current repurchase program.  The current program, which provides Infinity the authority to repurchase $50 million of its shares, has $16 million remaining and is expected to be completed before the end of the first quarter of 2007.

          Forward-Looking Statements

          This press release contains certain statements that may be deemed to be “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements that include the words “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements. Examples of such forward-looking statements include statements relating to expectations concerning market conditions, premiums, growth, earnings, investment performance, expected losses, rate changes and loss experience.

          Actual results could differ materially from those expected by Infinity depending on: changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity’s pricing methodologies, actions of competitors, the approval of requested form and rate changes, judicial and regulatory developments affecting the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.

          Conference Call

          The Company will hold a conference call to discuss 2006 third quarter results at 11:00 a.m. (ET) today, October 24.  There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-866-578-5747 and providing the confirmation code 73812664.  Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 1:00 p.m. (ET), and will run until 8:00 p.m. on Tuesday, October 31, 2006. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 59615265.  The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity’s website approximately one hour following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation
Statement of Earnings
(in millions, except EPS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2006	2005	2006	2005

Revenues:
Earned premiums	$236.1	$243.9	$706.0	$722.7
Net investment income	16.9	16.2	51.5	48.9
Realized gains (losses) on investments (1)	(1.8)	1.8	(1.8)	22.3
Other income	0.8	0.9	2.1	3.1
Total revenues	252.0	262.8	757.8	797.0
Costs and Expenses:
Loss and loss adjustment expenses (2)	164.0	172.9	472.2	512.6
Commissions and other underwriting expenses (3)	58.7	58.7	171.7	168.4
Interest expense	2.8	2.8	8.3	8.3
Corporate general and administrative expenses	1.7	1.8	5.5	5.1
Other expenses (4)	1.7	(2.2)	3.6	1.4
Total costs and expenses	228.8	233.9	661.2	695.8
Earnings before income taxes	23.2	28.9	96.6	101.1
Provision for income taxes (5)	7.4	2.2	31.7	26.8
Net earnings	$15.8	$26.7	$64.9	$74.4
Earnings per common share:
Basic	$0.78	$1.29	$3.16	$3.60
Diluted	$0.78	$1.28	$3.13	$3.56
Average number of common shares:
Basic	20.197	20.642	20.483	20.632
Diluted	20.388	20.889	20.703	20.882
Cash dividends per common share	$0.075	$0.060	$0.225	$0.180

          Note:  Columns may not foot due to rounding

Notes:

(1)

Realized losses for the three months and nine months ended September 30, 2006, include $0.7 million and $1.9 million, respectively, of taxable gains from securities sold to utilize a portion of the available tax loss carry-forward.

Realized gains for the three months and nine months ended September 30, 2005, include $2.7 million and $19.8 million, respectively, of taxable gains from securities sold to utilize a portion of the available tax loss carry-forward.

(2)

Beginning January 1, 2006, Infinity began including extra-contractual losses and related litigation expenses in loss and loss adjustment expenses.  Information for 2005 has been reclassed to conform to the 2006 presentation.  This reclass had no impact on 2005 shareholders’ equity or net income.

Loss and loss adjustment expenses for the three months ended September 30, 2006, include $0.1 million of unfavorable development on prior accident period loss and loss adjustment expense reserves.  Loss and loss adjustment expenses for the nine months ended September 30, 2006, include $24.5 million of favorable development on prior accident period loss and loss adjustment expense reserves.

Loss and loss adjustment expenses for the three months ended September 30, 2005, include $2.1 million of unfavorable development on prior accident period loss and loss adjustment expense reserves.  Loss and loss adjustment expenses for the nine months ended September 30, 2005 include $7.1 million of favorable development on prior accident period loss and loss adjustment expense reserves.

(3)

Beginning January 1, 2006, Infinity began including bad debt charge- offs on agent balances and premium receivables in commissions and other underwriting expenses.  Information for 2005 has been reclassed to conform to the 2006 presentation.  This reclass had no impact on 2005 shareholders’ equity or net income.

(4)	Other expenses for the three months ended September 30, 2005 include a $2.7 million reduction in reserves for class action lawsuits.

(5)	Income taxes for the three and nine months ended September 30, 2006 include a $0.2 million and $0.7 million tax benefit from the utilization of net capital loss carry-forwards.

Income taxes for the three and nine months ended September 30, 2005 include a $6.9 million tax benefit from the utilization of net capital loss carry-forwards.

Infinity Property and Casualty Corporation
Condensed Balance Sheet
(in millions, except book value per share)

	For the Period Ended

	September 30, 2006	June 30, 2006

Assets:
Investments:
Fixed maturities, at fair value	$1,272.4	$1,272.4
Equity securities, at fair value	80.9	65.6
Total investments	1,353.3	1,338.0
Cash and cash equivalents	67.5	68.3
Accrued investment income	14.9	16.3
Agents’ balances and premiums receivable	321.8	310.0
Prepaid reinsurance premiums	5.9	7.6
Recoverables from reinsurers	19.9	19.4
Deferred policy acquisition costs	73.7	73.4
Current and deferred income taxes	35.3	41.9
Prepaid expenses, deferred charges and other assets	15.2	16.4
Goodwill	75.3	75.3
Total assets	$1,982.8	$1,966.5
Liabilities and Shareholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$587.3	$592.1
Unearned premiums	417.1	417.9
Payable to reinsurers	1.0	0.1
Long-term debt	199.4	199.4
Commissions payable	29.6	29.0
Accounts payable, accrued expenses and other liabilities	89.6	84.9
Total liabilities	1,324.1	1,323.4
Shareholders’ Equity:
Common stock	20.8	20.8
Additional paid-in capital	335.3	334.8
Retained earnings (1)	340.7	325.1
Net unrealized loss (2)	(3.8)	(21.0)
Treasury stock, at cost (3)	(34.3)	(16.5)
Total shareholders’ equity	658.7	643.2
Total liabilities and shareholders’ equity	$1,982.8	$1,966.5
Shares outstanding	19.976	20.411
Book value per share	$32.98	$31.51

          Note:  Columns may not foot due to rounding

Notes:

(1)	Net income of $15.8 million less shareholder dividends of $1.5 million resulted in the increase in retained earnings from June 2006.

(2)	Unrealized losses decreased for the quarter primarily as a result of a general decline in market interest rates during the third quarter of 2006.

(3)	Infinity repurchased 451,000 shares during the second quarter of 2006 at an average price of $39.37.

          Definitions of Non-GAAP Financial and Operating Measures

          Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax.  Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

          Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid.  It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned.  Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

          Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

(in millions, except EPS)	2006	2005	2006	2005

Earned premiums	$236.1	$243.9	$706.0	$722.7
Loss and loss adjustment expenses (1)	(164.0)	(172.9)	(472.2)	(512.6)
Commissions and other underwriting expenses (2)	(58.7)	(58.7)	(171.7)	(168.4)
Underwriting income	13.5	12.3	62.2	41.6
Net investment income	16.9	16.2	51.5	48.9
Other income	0.8	0.9	2.1	3.1
Interest expense	(2.8)	(2.8)	(8.3)	(8.3)
Corporate general and administrative expenses	(1.7)	(1.8)	(5.5)	(5.1)
Other expenses (3)	(1.7)	2.2	(3.6)	(1.4)
Pre-tax operating earnings	25.0	27.1	98.4	78.8
Provision for income taxes	(8.3)	(8.5)	(33.0)	(25.9)
Operating earnings, after-tax	16.7	18.6	65.3	52.9
Realized gains on investments, pre-tax	(1.8)	1.8	(1.8)	22.3
Provision for income taxes	0.6	(0.6)	0.6	(7.8)
Utilization of capital loss carry-forward	0.2	6.9	0.7	6.9
Realized gains on investments, after-tax	(0.9)	8.1	(0.5)	21.4
Net earnings	$15.8	$26.7	$64.9	$74.4
Operating earnings per share - diluted	$0.82	$0.89	$3.15	$2.53
Net realized gains (losses) on investments	(0.05)	0.06	(0.05)	0.70
Utilization of capital loss carry-forward	0.01	0.33	0.03	0.33
Net earnings per share - diluted	$0.78	$1.28	$3.13	$3.56

          Note: Columns may not foot due to rounding

(1)

Beginning January 1, 2006, Infinity began including corporate litigation expense on losses, except for class action lawsuits, in loss and loss adjustment expenses.  Information for 2005 has been reclassed to conform to the 2006 presentation.  This reclass had no impact on 2005 shareholders’ equity or net income.

(2)

Beginning January 1, 2006, Infinity began including bad debt charge-offs on agent balances and premium receivables in commissions and other underwriting expenses.  Information for 2005 has been reclassed to conform to the 2006 presentation.  This reclass had no impact on 2005 shareholders’ equity or net income.

(3)	Other expenses for the three months ended September 30, 2005 include a $2.7 million reduction in reserves for class action lawsuits.

Infinity also makes available an investor supplement on our website.  To access the supplemental financial information, go to www.ipacc.com and click on “Investor Relations” followed by “Quarterly Reports.”

SOURCE  Infinity Property and Casualty Corporation
          -0-                                                  10/24/2006
          /CONTACT:  Amy Starling, AVP, Investor Relations of Infinity Property and Casualty Corporation, +1-205-803-8186/
          /Web site:  http://www.ipacc.com /